Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the registration statement on Form N-2 (“Registration Statement”) (File No. 333-292406) of Morgan Stanley Private Markets and Alternatives Fund – Balanced (formerly "Morgan Stanley Private Markets and Alternatives Fund") of our report dated May 29, 2026, relating to the financial statements and financial highlights which appears in Morgan Stanley Private Markets and Alternatives Fund – Balanced’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

July 29, 2026